Exhibit 99.2

TRICO BANCSHARES AMENDS SHAREHOLDER RIGHTS PLAN

PRESS RELEASE	Contact: Thomas J. Reddis
FOR IMMEDIATE RELEASE	Executive Vice President & CFO
(530) 898-0300

CHICO, Calif. – (July 8, 2011) –TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced that it has amended its Shareholder Rights Plan, which was originally adopted on June 12, 2001. The amendment to the Rights Plan provides, among other things, for an extension of the term of the Rights Plan to July 10, 2021.

The Rights Plan is designed to enable all of the Company’s shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the Company. The Rights Plan does not prohibit the Board of Directors from considering any offer that it considers advantageous to its shareholders. The amendment of the Rights Plan is not in response to any particular proposal.

The Rights Plan, as originally adopted by the Company’s Board of Directors, issued preferred share purchase rights in the form of a dividend to each common shareholder of record on July 10, 2001. The rights will be exercisable only if a person acquires, or announces a tender offer that would result in ownership of 15% or more of the Company’s outstanding common stock. The initial exercise price remains unchanged at $49.00 per right. The rights will continue to trade with the Company’s common stock, unless and until they are separated upon the occurrence of certain future events.

The amended Rights Plan will be filed with the Securities and Exchange Commission in a Form 8-K. A summary of the rights plan can be obtained from the Company by written request.

TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 36-year history in the banking industry. It operates 34 traditional branch locations and 27 in-store branch locations in 23 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 69 ATMs and a 24-hour, seven days-a-week telephone customer service center. Brokerage services are provided by the Bank’s investment services affiliate, Raymond James Financial Services, Inc. For further information please visit the Tri Counties Bank web site at http://www.tricountiesbank.com.